Filed Pursuant to Rule 433

Registration No. 333-269690

CLARIFICATION TO FINAL TERM SHEET

Philip Morris International Inc.

Dated April 28, 2025

Floating Rate Notes due 2028

•	This Free Writing Prospectus is being filed solely to correct the formatting of the Compounded SOFR formula. The original version of this Free Writing Prospectus was filed on April 29, 2025.

•	No other change has been made to the original version of this Free Writing Prospectus.

Coupon:

Floating Rate Notes: Compounded SOFR (as defined below), plus 0.83% per annum.

“Compounded SOFR” will be determined by the calculation agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR IndexStart” means for periods other than the initial interest period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial interest period, the SOFR Index value on April 28, 2025;

“SOFR IndexEnd” means the SOFR Index value on the Interest Payment Determination Date relating to the applicable Floating Rate Interest Payment Date (or in the final interest period, relating to the maturity date); and

“dc” is the number of calendar days in the relevant Observation Period.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA or the UK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Mizuho Securities USA LLC toll-free at 1-866-271-7403 or SMBC Nikko Securities America, Inc. toll-free at 1-212-224-5135.